EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto Executive Vice President & Chief Financial Officer (845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY, REPORTS A
39.2 PERCENT INCREASE IN FOURTH QUARTER 2005 NET INCOME TO $8.6 MILLION AND AN
18.3 PERCENT INCREASE IN YEAR END 2005 NET INCOME TO $33.2 MILLION

Orangeburg, NY, January 27, 2006 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), with consolidated assets of $2.8 billion, announced today that the Company’s net income for the three months ended December 31, 2005 was $8.6 million compared to $6.2 million for the three months ended December 31, 2004, an increase of 39.2 percent. Diluted earnings per common share for the quarter ended December 31, 2005 was $0.38 compared to $0.27 in the prior year period, an increase of 40.7 percent. The Company’s fourth quarter 2005 net income resulted in a 16.97 percent return on average common stockholders’ equity and a 1.21 percent return on average total assets, as compared to 13.63 percent and 0.83 percent, respectively, for the prior year period.

For the year ended December 31, 2005, net income was $33.2 million compared to $28.1 million for the year ended December 31, 2004, an increase of 18.3 percent. Diluted earnings per common share was $1.48 for the year ended December 31, 2005 compared to $1.25 in the prior year period, an increase of 18.4 percent. The Company’s net income for the year ended December 31, 2005 resulted in a 17.15 percent return on average common stockholders’ equity and a 1.19 percent return on average total assets, as compared to 16.13 percent and 0.96 percent, respectively, for the 2004 period.

The increases in the 2005 fourth quarter net income and diluted earnings per common share compared to the 2004 period were due to an increase in net interest income, significant reductions in the provision for credit losses and non-interest expenses of $3.0 million and $0.7 million, respectively, and an increase in non-interest income. The increases in net income and diluted earnings per common share for the 2005 fourth quarter were partially offset by an increase in the effective rate for the provision for income taxes, as compared to the 2004 period.

The increases in the year ended December 31, 2005 net income and diluted earnings per common share compared to the year ended December 31, 2004 were due to an increase in net interest income of $6.4 million, a significant decrease in the provision for credit losses of $3.1 million, gains on sales of loans and a decrease in the effective rate for the provision for income taxes. The increases in net income and diluted earnings per common share were partially offset by a decrease in non-interest income and an increase in non-interest expenses, as compared to the 2004 period, as well as gains on securities transactions of $1.2 million in 2004. There were no gains on securities transactions for the 2005 period.

Mr. Hales stated that, “The Company increased its core revenue, net interest income, by carefully managing the net interest margin with earning assets that react to increases in the prime rate, combined with controlling operating expenses as evidenced by an efficiency ratio of under 49 percent for the 2005 fourth quarter and managing the credit quality of the loan portfolio. All of these were key factors that made 2005 an exceptional year.”

Mr. Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added, “This has been a year of patience in investing and lending, as close attention was paid to managing interest rate risk in both the investment and loan portfolios. Management continues to make decisions in structuring the balance sheet to contribute to the long-term success of the Company. The 18 percent increase in net income and the 20 percent increase in the cash dividends per share compared to 2004 are examples of how management is succeeding by following its long-term strategies.”

Net interest income increased 1.6 percent to $23.9 million for the quarter ended December 31, 2005 and 7.3 percent to $94.6 million for the year ended December 31, 2005 compared to the 2004 fourth quarter and year ended periods, respectively. The primary reason for the increase in net interest income in both 2005 periods was due to a significant increase in the tax equivalent net interest margin to 3.65 percent and 3.62 percent for the three and twelve months ended December 31, 2005, as compared to 3.36 percent and 3.21 percent for the 2004 periods, respectively. These increases were partially offset by decreases in average interest earning assets of $175.4 million, or 6.1 percent, and $129.2 million, or 4.6 percent, for the December 31, 2005 three month and year ended periods, respectively, as compared to the prior year periods.

Mr. Hales commented that, “The Company’s net interest income in 2005 benefited significantly from the net interest margin increases as a result of the Federal Reserve increasing short-term interest rates. The increase in net interest income during 2005 is primarily attributable to management’s careful positioning of the asset/liability structure of the balance sheet to react favorably to the short-term interest rate increases.”

The Company’s balance sheet is in a liability interest rate sensitive position at December 31, 2005. If the U.S. Treasury yield curve maintains a slightly inverted position, whereby short-term interest rates are at levels higher than medium to long-term interest rates, or a relatively flat position, the Company’s net interest income can be negatively affected and compression of the net interest margin may occur.

During 2005, the Company experienced an acceleration of loan payments, particularly in construction and land development loans, and increased competition for loan customers. Loans outstanding decreased $33.1 million during the twelve months ended December 31, 2005. A continuing decrease in loans outstanding can also negatively affect net interest income.

The provision for credit losses decreased $3.0 million to $40,000 for the quarter ended December 31, 2005 and $3.1 million to $0.6 million for the year ended December 31, 2005, as compared to the 2004 fourth quarter and year ended periods, respectively. The decrease in both 2005 periods was primarily due to a $2.9 million charge-off in the 2004 fourth quarter related to the Superior Court of New Jersey ruling against Dutch Hill Realty Corp. (“Dutch Hill”), a wholly-owned subsidiary of the Bank, and in favor of the defendants regarding foreclosure action of two collateral security mortgages on New Jersey properties that partially collateralized the Dutch Hill loan. Dutch Hill is appealing this decision and expects a ruling on the appeal during 2006.

Non-performing assets continue to remain at low levels in relation to the overall loan portfolio. The ratio of non-performing assets to total assets at December 31, 2005 was 0.33 percent compared to 0.06 percent at December 31, 2004. Net charge-offs for the 2005 fourth quarter and year ended periods were $48,000 and $109,000, as compared to $2.9 million and $3.2 million, respectively, for the 2004 periods. The net charge-offs in 2004 were primarily due to the charge-offs related to the Dutch Hill loan previously described.

Non-interest income, including gains on securities transactions and sales of loans, increased $0.1 million and decreased $1.1 million for the three and twelve months ended December 31, 2005, respectively, compared to the prior 2004 periods. The increase for the 2005 fourth quarter was primarily due to an increase in letter of credit fees and loan prepayment fees partially offset by a decrease in service charges on deposit accounts, as compared to the 2004 fourth quarter. The decrease for the December 31, 2005 twelve month period was primarily due to gains on securities transactions of $1.2 million in 2004, which did not occur in 2005, as well as a decrease in service charges and fees and loan prepayment fees, as compared to 2004 year ended period. The decreases in the 2005 twelve month period were partially offset by an increase in letter of credit fees and fee income related to checking account services, as well as $0.3 million in gains on sales of loans.

Non-interest expenses decreased 4.9 percent to $13.0 million and increased 2.3 percent to $52.7 million for the three and twelve months ended December 31, 2005, respectively, as compared to the prior year periods. The decrease in non-interest expense of $0.7 million for the three months ended December 31, 2005, as compared to the prior year period, was primarily a result of the $0.9 million decrease in professional fees expense due to higher costs incurred in 2004 related to litigation proceedings of the Dutch Hill loan, fees for compliance with the Sarbanes-Oxley Act of 2002, and costs related to the Company’s evaluation of strategic alternatives. These decreases for the 2005 fourth quarter were partially offset by an increase in advertising and business development expense of $0.2 million related to promotional costs for the Bank’s new advertising campaign, as compared to the 2004 period.

The increase in non-interest expense of $1.2 million for the twelve months ended December 31, 2005 as compared to the 2004 period was primarily a result of an increase in salaries and employee benefits expense related to higher employee bonuses and increases in medical benefits, and a reduction in deferred direct costs for loan commitment fees. These increases in the 2005 twelve month period were partially offset by a decrease in professional fees expense for the similar reasons mentioned for the 2005 fourth quarter decrease, as well as a decrease in communications expense related to the Bank’s network infrastructure.

Mr. Crotty added, “The Bank’s management remains focused on effectively controlling expenses while continuing to provide exceptional customer service and expand its market share.” The Bank opened its 29th branch in Rye Brook, Westchester County, New York, on January 23, 2006.

The effective rate for the provision for income taxes for the fourth quarter ended December 31, 2005 increased to 33.6 percent from 29.9 percent compared to the 2004 period. The lower effective rate for the provision for income taxes for the 2004 fourth quarter was primarily due to the satisfactory completion of state tax examinations for prior income tax years. The effective rate for the provision for income taxes for the year ended December 31, 2005 was 32.5 percent compared to the 2004 year end of 33.1 percent. The decrease in 2005 was primarily due to the satisfactory completion of Federal tax examinations for prior income tax years.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 29 branches, of which 26 are located in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Manhattan, New York City, and Goshen, Orange County, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.

SELECTED FINANCIAL INFORMATION — UNAUDITED
(in thousands, except ratios and share amounts)

	Years Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Consolidated summary of operations:
Interest income	$158,533	$145,696	$41,274	$38,670
Interest expense	63,970	57,561	17,399	15,161
Net interest income	94,563	88,135	23,875	23,509
Provision for credit losses	611	3,687	40	3,023
Non-interest income	7,593	7,798	2,038	1,947
Gains on securities transactions	―	1,199	―	2
Gains on sales of loans	314	―	―	―
Non-interest expenses	52,703	51,520	12,981	13,657
Income before income taxes	49,156	41,925	12,892	8,778
Provision for income taxes	15,964	13,860	4,331	2,626
Net income	$33,192	$28,065	$8,561	$6,152

Consolidated common share data:[1]
Basic earnings per share	$1.54	$1.31	$0.39	$0.29
Diluted earnings per share	$1.48	$1.25	$0.38	$0.27
Weighted average shares	21,606,228	21,407,889	21,719,916	21,348,040
Adjusted weighted average shares	22,478,083	22,444,471	22,539,907	22,609,749
Cash dividends per share	$0.54	$0.45	$0.14	$0.12

Selected income statement data for the period ended:
Return on average total assets	1.19%	0.96%	1.21%	0.83%
Return on average common
stockholders’ equity	17.15%	16.13%	16.97%	13.63%
Efficiency ratio	50.41%	52.55%	48.89%	52.55%
Net interest spread - tax equivalent	3.49%	3.16%	3.55%	3.30%
Net interest margin - tax equivalent	3.62%	3.21%	3.65%	3.36%

Selected balance sheet data at period end:
Securities available for sale,
at estimated fair value	$375,990	$589,572
Securities held to maturity	746,851	502,201
Loans, net of unearned income	1,474,984	1,508,098
Allowance for loan losses	15,164	15,226
Total assets	2,758,226	2,746,270
Deposits	1,847,202	1,858,218
Borrowings	622,159	625,032
Subordinated debt issued in connection
with Corporation-Obligated mandatory
redeemable capital securities of
subsidiary trusts	61,858	61,858
Stockholders’ equity	204,153	182,046
Tier 1 capital	$266,823	$241,494
Book value per common share[1]	$9.40	$8.52
Common shares outstanding[1]	21,713,805	21,364,155
Selected balance sheet financial ratios:
Leverage ratio	9.47%	8.15%
Allowance for loan losses to
total loans	1.03%	1.01%
Non-performing assets to total assets	0.33%	0.06%

__________
1Share amounts are adjusted for the five percent common stock dividend distributed in September 2005.

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION — UNAUDITED

	Years Ended		Three Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(000’s)		(000’s)
ASSETS
Federal funds sold	$65,826	$27,458	$97,278	$23,148
Securities[2]	1,129,559	1,304,720	1,156,873	1,367,868
Loans[3]	1,483,093	1,475,462	1,432,297	1,470,841
Earning assets	2,678,478	2,807,640	2,686,448	2,861,857
Total Assets	$2,793,340	$2,919,831	$2,821,807	$2,969,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$344,807	$322,753	$354,775	$342,143
Interest bearing deposits	1,554,120	1,556,026	1,563,084	1,558,878
Total deposits	1,898,927	1,878,779	1,917,859	1,901,021
Borrowings	606,410	788,661	590,008	814,364
Subordinated debt issued in connection
with Corporation-Obligated mandatory
redeemable capital securities
of subsidiary trusts	61,858	59,447	61,858	61,858
Interest bearing liabilities	2,222,388	2,404,134	2,214,950	2,435,100
Stockholders’ Equity	$193,437	$173,933	$201,774	$180,574

__________
2Securities exclude mark-to-market adjustment required by FASB No. 115.

3 Loans are net of unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION — UNAUDITED

	Consolidated Balance Sheet Data
	at December 31,
	2005	2004
	(000's)
Commercial (time and demand) loans	$153,376	$171,999
Construction and land development loans	366,457	401,802
Commercial mortgages	586,073	594,167
Residential mortgages	277,211	248,667
Home equity loans	83,782	80,199
Personal installment loans	1,606	1,912
Credit card loans	6,769	6,400
Other loans	2,538	6,644
Deferred commitment fees	2,828	3,692
Intangibles	3,826	5,087
Goodwill	1,380	1,380
Nonaccrual loans	8,977	1,648
Restructured loans	132	137
Reserve for unfunded loan commitments and
standby letters of credit[4]	1,106	542
Non-interest bearing deposits	315,156	317,874
Interest bearing deposits	1,532,046	1,540,344

	Consolidated Income Statement Data for the
	Years		Three Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
	(000's)
Interest income - FTE	$160,918	$147,810	$41,911	$39,203
Net interest income - FTE	96,948	90,249	24,512	24,042
Deposit service charges	3,598	4,256	849	1,050
Other income	3,995	3,542	1,189	897
Salaries and employee benefits expense	33,232	30,858	8,366	8,287
Occupancy and equipment expense	7,759	7,849	1,976	1,986
Advertising and business development expense	2,704	2,622	730	523
Professional fees expense	1,926	2,796	200	1,057
Communications expense	1,218	1,506	248	402
Stationery and printing expense	572	646	149	114
Amortization of intangibles	1,146	1,126	285	291
Other expense	4,146	4,117	1,027	997
Net charge-offs	109	3,211	48	2,946

__________
4 The reserve for standby letters of credit of $0.4 million in 2004 was included in the allowance for loan losses.